UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2008

Lionbridge Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26933	04-3398462
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1050 Winter Street, Suite 2300, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-434-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Base Salary and Target Bonus Adjustments

Effective January 28, 2008, the Nominating and Compensation Committee (the "Committee") of the Board of Directors of Lionbridge Technologies, Inc. ("Lionbridge") increased the annual base salary of Henri Broekmate, Senior Vice President of Lionbridge, from $240,000 to $250,000.

The Committee also adjusted the formula used to determine the amount of cash bonus each Executive Officer is eligible to receive under the Lionbridge Management Incentive Plan, which adjustments are effective for 2008 performance. Under the terms of the Management Incentive Plan, a participating Executive Officer is eligible to receive a cash bonus, calculated based on a specified percent of his or her 2008 base salary, upon achievement of performance metrics. The specified percent of salary for each of Mr. Broekmate, Satish Maripuri, Chief Operating Officer, and Paula Shannon, Senior Vice President and Chief Sales Officer, was increased from 50% to 60% percent of base salary for 2008. The specified percent of salary for Rory J. Cowan, Chief Executive Officer, was increased from 100% to 110% of base salary for 2008.

Severance Policy

The Committee also adjusted the terms of the Lionbridge Severance Policy for Executive Officers to provide for cash payments equal to six months of base salary as of the date of termination without cause, and health and welfare benefit continuation for six months following date of termination without cause. Messrs. Broekmate and Maripuri, and Ms. Shannon, are covered by this Policy; Mr. Cowan’s severance benefits are governed by his Employment Agreement and the severance benefits for Donald Muir, the Chief Financial Officer, are governed by his Offer Letter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lionbridge Technologies, Inc.

January 29, 2008	By:	Margaret A. Shukur

Name: Margaret A. Shukur
Title: General Counsel and Secretary